Exhibit 10.23

July 21, 2008

Michael F. Edl

1875 Lake Manor Rd.

Solon, IA 52333

Dear Michael:

This Employment Agreement (the “Agreement”) dated as of July 21, 2008 and effective as of July 28, 2008 (the “Effective Date”), is made by and between Michael F. Edl (the “Executive”) and Hawaiian Telcom Communications, Inc. and any of its subsidiaries and affiliates as may employ Executive from time to time (collectively, and together with any successor thereto, the “Company”). Notwithstanding anything herein to the contrary, this Agreement shall be void and of no force and effect if within 20 days of the Effective Date the Company is not, acting reasonably and in good faith, satisfied with the results of a background check on the Executive.

RECITALS

A.                                                               The Company desires to engage the Executive to perform services pursuant to the terms and conditions of this Agreement.

B.                                                                 The Executive desires to provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the covenants set forth below, the parties agree as follows:

1.                                       Certain Definitions.

(a)          “Annual Base Salary” shall have the meaning set forth in Section 3(a).

(b)         “Board” shall mean the Board of Directors of the Company.

(c)          “Bonus Plan” shall have the meaning set forth in Section (3) (b).

(d)         “Cause” to terminate  the Executive’s employment shall include any of the following facts or circumstances:

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(i)                         Executive’s failure to follow a legal order of the Board, other than any such failure resulting from the Executive’s Disability, and such failure is not remedied within 30 days after receipt of written notice;

(ii)                      Executive’s gross or willful misconduct in the performance of duties that causes or is reasonably likely to cause damage to the Company;

(iii)                   Executive’s conviction of felony or crime involving material dishonesty or moral turpitude;

(iv)                  Executive’s fraud or, other than with respect to a de minimis amount, personal dishonesty involving the Company’s assets; or

(v)                     The Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement.

Prior to a termination pursuant to Section 4(a) (iii), the Company shall conduct a reasonable investigation to determine, based on information reasonably available to the Company, whether Cause for termination exists.

(e)          “Company” shall have the meaning set forth in the preamble.

(f)            “Compensation Committee” means the Compensation Committee of the Board.

(g)         “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; or (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) — (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4 (b) whichever is earlier.

(h)         “Disability” shall mean the absence of the Executive from the Executive’s duties to the Company on a full-time basis for a total of six months during any l2-month period as a result of incapacity due to mental or physical illness, which determination is made by a physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably). A Disability shall not be “incurred” hereunder until, at the earliest, the last day of the sixth month of such absence.

(i)             “Executive” shall have the meaning set forth in the preamble.

(j)             The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:

1.               failure of the Company to continue the Executive in the position of Senior Vice President — Network Services

2.               the Company’s material breach of this Agreement;

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3.               the relocation of the Executive’s principal office, without his consent, to a location that is in excess of 100 miles from Honolulu, Hawaii; or

4.               failure of the Company to make any payment or provide any benefit in accordance with this Agreement.

(k)          The Executive may not resign his employment for Good Reason unless:

1.                    the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason; and

2.                    the Company does not remedy the alleged violation(s) within the 30-day period.

(l) “Inventions” shall have the meaning set forth in Section 6(d).

(m) “Notice of Termination” shall have the meaning set forth in Section 4 (b)

2.                                       Employment.

(a)          The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)         Executive will be an employee at-will of the Company.  The Company may terminate Executive’s employment at any time for any lawful reason, at its discretion.  Likewise, Executive may terminate his employment with the Company at any time for any reason; however, the Company requests that, as a courtesy, the Executive give the Company 30-days advance written notice prior to a voluntary employment separation.

(c)          Position and Duties. The Executive shall serve as Senior Vice President — Network Services of the Company and shall have the authorities, duties and responsibilities customarily commensurate with such position and such additional responsibilities, duties and authority, as may from time to time be reasonably assigned to the Executive by the Chief Executive Officer or his designee. The Executive shall report to the Chief Executive Officer. The Executive shall devote his full working time, attention and efforts to the business and affairs of the Company. The Executive will be knowledgeable of and comply with the Company’s rules and policies as adopted by the Company from time to time. It shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; or (iii) manage personal investments, as long as such activities do not materially interfere with the performance of the Executive’s duties and responsibilities. The Executive shall be permitted to serve on for-profit corporate boards of directors and advisory committees if approved in advance by the Board, which approval shall not unreasonably be withheld. In addition, Executive shall be permitted to fulfill obligations under the terms and conditions of his services agreement as previously disclosed to the Company as long as it does not interfere with Executive’s duties or responsibilities.

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3.                                       Compensation and Related Matters.

(a)          Annual Base Salary. The Executive shall receive a base salary at a rate of $300,000 per annum, which shall be paid in accordance with the customary compensation practices or policies of the Company (the “Annual Base Salary”).  Annual Base Salary may be increased, but not decreased, from time to time by the Board.  Paydays are expected to be every other Friday (normally 26 pay days a year).  Executive’s paycheck shall be delivered to Executive or made available to Executive on such dates.  If a payday falls on a holiday or weekend, Executive may pick up his paycheck on the weekday immediately preceding the payday.

(b)         Signing Bonus. In addition to your Base Salary, you will receive a signing bonus of $75,000, payable on the Effective Date.  This payment is subject to normal taxes.  If, however, your employment is terminated for Cause, pursuant to Section 4 (a) (iii), or you voluntarily leave prior to the one year anniversary of your Effective Date, you shall be obligated to reimburse the Company for the entire signing bonus paid to you.  Your execution of this Agreement authorizes the Company to make a payroll deduction for reimbursement of said signing bonus in the event that you become obligated to reimburse the Company pursuant to this subsection (b).

(c)          Annual Performance Bonus. The Executive will participate in an annual performance-based bonus plan (“Bonus Plan”) established by the Company’s Board of Directors or Compensation Committee thereof, at a level that is consistent with the Bonus Plan (currently specified as up to a maximum of 75% of your Annual Base Salary) as it may be amended from time to time by the Board or Compensation Committee. The actual bonus, if any, shall be pursuant to the terms and conditions set forth in the Bonus Plan and shall be payable at such time as bonuses are paid to other senior executive officers who participate therein. Payment of any annual bonus described in this subsection (c) will be subject to your continued employment with the Company through the date the bonus is paid pursuant to the Bonus Plan, except in the event sections 5(b)(ii) or 5(c)(iii) below apply.  In the event the Company modifies the target levels or other terms and conditions of the Bonus Plan applicable to the Senior Vice Presidents of the Company, the target level or other Bonus Plan terms and conditions applicable to you will be modified on a consistent basis.  Notwithstanding the foregoing, your bonus for the 2008 plan year will be prorated from the Effective Date of this agreement.

(d)         Stock Option/Realization Bonus. The Executive shall be granted a stock option/bonus realization award that shall be governed by the terms of the Company’s standard form of stock option/bonus realization agreement. It is expressly understood that the Executive’s entitlement to participation in the stock option/bonus realization program is not a guarantee that the award referenced herein shall attain any particular value in the future.

(e)          Benefits. The Executive shall be entitled to participate in all employee benefit   plans, programs and arrangements of the Company which are applicable to the senior officers of the Company at a level commensurate with the Executive’s position.  In the event the Company modifies the employee benefits applicable to

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the Senior Vice Presidents of the Company (including paid vacation and carryover thereof), the employee benefits applicable to you will be modified on a consistent basis.

(f)            Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the   performance of his duties to the Company in accordance with the Company’s expense reimbursement and travel policies.

(g)         Vacation. The Executive shall be entitled to no less than three weeks paid vacation for each completed 12 month period of service.  Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive. Paid vacation that has not been taken by Executive during the twelve month period following the period in which it is earned shall carry over to any subsequent period up to a maximum accumulated six weeks. Vacation will be accrued depending on month of hire for the first year of employment per the Company vacation policy.

4.                                       Termination.

The Executive’s employment may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)          Circumstances.

(i)                                     Death. The Executive’s employment shall terminate upon his death.

(ii)                                  Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment. In that event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.  This Section 4 (a) (ii) shall be construed in a manner consistent with the requirements of the Americans With Disabilities Act and Hawaii Employment Practices law.

(iii)                               Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)                              Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)                                 Resignation for Good Reason. The Executive may resign his employment for Good Reason.

(vi)                              Resignation without Good Reason. The Executive may resign his employment without Good Reason.

(b)         Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination

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pursuant to paragraph (a)(i) (death) shall be communicated by a written notice to the other party indicating the specific termination provision in this Agreement relied upon and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”) provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights.

(c)          Company Obligations Upon Termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive a lump sum equal to the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, any bonus if declared or earned but not yet paid for a completed fiscal year, any expenses owed to the Executive, any accrued vacation pay owed to the Executive, and any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

5.                                       Severance Payments.

(a)          Termination for Cause or resignation without Good Reason .  If the Executive’s employment shall terminate pursuant to sections 4(a) (iii) for Cause, or Section 4(a) (vi) without Good Reason, the Executive shall not be entitled to any severance payment.

(b)         Termination upon death or Disability.  If the Executive’s employment shall terminate pursuant to Sections 4(a)(i) due to the Executive’s death, or pursuant to Section 4(a)(ii) due to the Executive’s Disability, the Company shall pay to the Executive (or the Executive’s estate):

(i)             within 30 days following the Date of Termination and otherwise in accordance with the Company’s regular payroll practice, an amount equal to the Annual Base Salary that the Executive would have been entitled to receive if the Executive had continued his employment for a period of six months following the Date of Termination; and

(ii)          a prorated amount of the Executive’s annual bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Bonus Plan (such amount to be determined in good faith by the Compensation Committee).

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(c)          Termination without Cause or Resignation for Good Reason. If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv) or for Good Reason pursuant to Section 4(a)(v), the Company shall, subject to the Executive’s execution of a general waiver and release of claims agreement in the Company’s customary form:

(i)             Continue to pay, in accordance with normal payroll practices, the Executive’s Annual Base Salary for the period beginning on the Date of Termination and ending on the earliest to occur of (a) the twelve month anniversary of the Date of Termination, (b) the first date the Executive violates any covenant contained in Section 6, or (c) the first date of the Executive’s employment or consultancy (whether as an employee, independent contractor, or otherwise) with another company based on more than twenty (20) hours per week (and the Executive hereby agrees to inform the Company immediately upon his becoming such an employee or consultant with another company), such period referred to as the “Salary Continuation Period”;

(ii)          Continue coverage (at the Company’s expense), for the period set forth in clause (i) above, for the Executive and any dependents under the Company group health benefit plan in which the Executive and any dependents were entitled to participate immediately prior to the Date of Termination, excluding Exec-U-Care or similar supplemental coverage policies for senior executives; and

(iii)  Pay you a pro-rated bonus for the year of termination, which except for the pro-ration shall be pursuant to the terms and conditions set forth in the Bonus Plan and shall be payable at such time as bonuses are paid to other executive officers who participate therein;

In the event the Company modifies the terms of the severance benefits applicable to Senior Vice Presidents of the Company, the severance benefits described in this Section 5 will be modified on a consistent basis.

(d)         Survival. The termination of employment hereunder shall not impair the rights or obligations of any party that accrued prior to such termination.

6.                                       Restrictive Covenants.

(a)          Non-Compete.  Executive acknowledges that by virtue of his position with the Company, he will develop considerable expertise in the business of the Company.  During Executive’s employment with the Company and for a period of 365 days following the date of the Executive’s termination of employment for any reason (the “Non-Competition Period”), the Executive shall not directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business that competes with any telecommunications business of the Company or any entity owned by the Company anywhere in the State of Hawaii provided, however, that the Executive shall be permitted to acquire a passive stock or equity interest in such a business

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provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.  Nothing herein shall prevent the Executive from engaging in any activity with, or holding any financial interest in, a non-competitive division, subsidiary or affiliate of an entity engaged in a business that competes with the Company so long as such activities do not harm the Company.

(b)         Non-Solicitation of Employees and Customers.  During the Non-Competition Period, the Executive will not and will not permit any of his associates to, directly or indirectly, recruit or otherwise solicit or induce any non-clerical employee, customer, subscriber or supplier of the Company to terminate, or otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his associates for any business purpose that is prohibited by subsection (a) above.  Nothing herein shall prevent the Executive from serving as a reference.

(c)          Confidentiality.  The Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  The Executive may respond to a lawful and valid subpoena or other process but shall:  (i) give the Company the earliest reasonably possible notice thereof, (ii) as much reasonably in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and (iii) reasonably assist (the “Assistance”) such counsel in resisting or otherwise responding to such process.  The Company shall reimburse Executive for all reasonable expenses he incurs in providing such Assistance.  Notwithstanding Section 6(c), the Executive may use or disclose information that is public knowledge.

(d)         Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) directly related to the Company’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that the Executive may discover, invent or originate during the Non-Competition Period, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. The Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may

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deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by the Company to protect or perfect its rights to any Inventions.

(e)          Non-Disparagement.  During the Non-Competition Period, the Executive shall not disparage the Company or any of its affiliates, any of their respective products or practices, or any of their respective directors, officers, agents, employees, representatives, shareholders, members or affiliates, either orally or in writing.

(f)            Interpretation.  The Executive and the Company acknowledge and agree that the time, scope, geographic area and other provisions of the covenants set forth herein have been specifically negotiated by sophisticated parties and that such provisions are reasonable under the circumstances.  The parties further agree that if, despite the foregoing acknowledgement, a court or other tribunal of competent jurisdiction holds that any of the restrictions of the covenants set forth herein are unenforceable, the maximum restrictions of time, scope or geographic area reasonable under the circumstances, as determined by such court or tribunal, shall be substituted for any such restrictions held unenforceable.  The provisions of this Agreement shall survive the termination of Employee’s employment with the Company.

(g)         Injunctive Relief.   Executive acknowledges and agrees that that a breach of any of the covenants contained in this Agreement will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in this Agreement, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

7.                                       Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates, provided said successor entity assumes all of the obligations of the Company hereunder. The Executive may not assign his rights or obligations under this Agreement to any individual or entity, except his estate upon his death.

8.                                       Governing Law.

This Agreement shall be, interpreted and enforced in accordance with the laws of the State of Hawaii and, where applicable, the laws of the United States.

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9.                                       Notices.

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, electronic mail, overnight courier service or certified or registered mail, postage prepaid, as follows:

(a)          If to the Company:

Hawaiian Telcom
1177 Bishop Street

Honolulu, HI 96813

Fax:  (808) 546-8955

Attn:  President and Chief Executive Officer

(b)         If to the Executive:

Michael F. Edl, at his last, known address.

(c)          or at any other address as any party shall have specified by notice in writing to the other party.

10.                                 Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

11.                                 Entire Agreement.

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the Parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence that attempts to modify the express terms of this Agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, arbitral,  administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

12.                                 Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party with any provision of this Agreement provided; however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other contractual term or subsequent breach. No failure to exercise or delay in exercising any right under this Agreement may be construed as waiver of that right.

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13.                                 No Inconsistent Actions.

The parties shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. The Parties intend to act in a fair and reasonable manner with respect to the interpretation and application of this Agreement.

14.                                 Construction.

This Agreement shall be deemed drafted equally by both parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary.

15.                                 Arbitration.

Any dispute or controversy between the Parties arising under or in connection with this Agreement or Executive’s hire, employment, or termination from employment shall be settled exclusively by arbitration, conducted before an arbitrator in Hawaii in accordance with the employment rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (i) lawyers engaged in the practice of law; and (ii) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the closure of the arbitration record, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration in connection with claims arising out of this Agreement. The arbitrator, as permitted by law, shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 15, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties to the extent determined to be appropriate by the arbitrator, acting in its sole discretion.

16.                                 Validity; Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be severable and this Agreement shall be construed and enforced as if such provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part

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of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

17.                                 Withholding

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

18.                                 Warranty of Noninterference.

The Executive warrants  that he has taken all actions required under the terms of any prior employment in order to terminate that employment and that the provisions contained in  any prior agreements with former employers, if any, do not affect the Executive’s ability to carry out his responsibilities on behalf of the Company.  Executive warrants  that his  full compliance with this Agreement shall not interfere with, breach, violate, or abridge any other contractual (express or implied) legal or fiduciary obligation of Executive to any other person or business organization including, without limitation, any duty of protection, non-use or non-disclosure with respect to confidential or proprietary information or trade secrets concerning any of Executive’s prior employers or their employees, customers , prospective customers or providers.  Executive further represents and warrants that he has not been induced by the Company to breach any existing contractual relation in order to come to work for the Company.

19.                                 Indemnification and Insurance.

The Company shall indemnify the Executive to the fullest extent permitted by the laws of the State of Hawaii, as in effect at the time of the subject act or omission, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 19)). The provisions of this Section 19 shall survive any termination of Executive’s employment or any termination of this Agreement.

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20.                                 Employee Acknowledgement

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

Hawaiian Telcom Communications, Inc.

By	/s/ Eric K. Yeaman
Eric K. Yeaman
Its President and Chief Executive Officer

/s/ Michael F. Edl
Michael F. Edl

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